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                 June 8, 2022

       Dennis O'Leary
       Chief Executive Officer
       DarkPulse, Inc.
       815 Walker Street
       Suite 1155
       Houston , TX 77002

                                                        Re: DarkPulse, Inc.
                                                            Registration
Statement on Form S-1
                                                            Filed June 3, 2022
                                                            File No. 333-265401

       Dear Mr. O'Leary:

              This is to advise you that we have not reviewed and will not review your registration statement.

               Please refer to Rules 460 and 461 regarding requests for acceleration. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.

             Please contact Austin Pattan, Staff Attorney, at (202) 551-6756 or Josh Shainess, Legal
       Branch Chief, at (202) 551-7951 with any questions.




                 Sincerely,


                 Division of Corporation Finance

                 Office of Technology
       cc:                                              Brian Higley